SUB-ITEM 77C
Submission of matters to a vote of security holders

Special meeting of the shareholders of the funds were held on June 16, 2010, and June 30, 2010, to vote on the following proposals. The proposals received the required number of votes of American Century Asset Allocation
Portfolios, Inc. or the applicable fund, and were adopted. A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Directors of the Issuer

John R. Whitten

Affirmative:   2,670,242,978.83

Withhold:  39,748,764.01

Previously elected Directors whose term of office continued after the meeting include: Thomas A. Brown, Andrea C. Hall, James A. Olsen, Donald H. Pratt,
M. Jeannine Strandjord and Jonathan S. Thomas

Proposal: To approve a management agreement with American Century
Investment Management, Inc.

   LiveSTRONG 2015 Portfolio  LiveSTRONG 2015 Portfolio
   Investor, A, C, R   Institutional
Affirmative  186,075,011.06   64,060,898.54
Against   1,710,743.70   0
Abstain   7,526,095.54   22,883.32
Broker non-votes 6,557,833.38   108,644.50

                       LiveSTRONG 2020 Portfolio  LiveSTRONG 2020 Portfolio
   Investor, A, C, R   Institutional
Affirmative  137,795,013.32   31,896,510.76
Against   58,973.29   0
Abstain   1,454,680.13   6,680.28
Broker non-votes 675,106.92   0

                       LiveSTRONG 2025 Portfolio  LiveSTRONG 2025 Portfolio
   Investor, A, C, R  Institutional
Affirmative  251,005,707.22   69,806,048.94
Against   1,420,850.16   40,841.67
Abstain   6,548,407.50   152,566.83
Broker non-votes 11,818,215.70   243,578.93

                       LiveSTRONG 2030 Portfolio  LiveSTRONG 2030 Portfolio
   Investor, A, C, R  Institutional
Affirmative  129,205,247.30   24,991,673.76
Against   68,303.79   2,986.50
Abstain   2,735,884.00   48,995.64
Broker non-votes 707,861.25

                      LiveSTRONG 2035 Portfolio LiveSTRONG 2035 Portfolio
   Investor, A, C, R  Institutional
Affirmative  172,170,876.45   40,369,505.79
Against   630,327.33   22,107.44
Abstain   3,532,686.06   19,216.27
Broker non-votes 15,058,842.85   255,648.84

                       LiveSTRONG 2040 Portfolio LiveSTRONG 2040 Portfolio
   Investor, A, C, R  Institutional
Affirmative  48,207,931.92   15,387,469.98
Against   93,126.05    0
Abstain   2,059,218.77   15,139.67
Broker non-votes 733,605.19   0

                       LiveSTRONG 2045 Portfolio  LiveSTRONG 2045 Portfolio
   Investor, A, C, R  Institutional
Affirmative  74,935,689.75   29,331,366.86
Against   678,678.94   884.00
Abstain   1,839,817.23   0
Broker non-votes 7,186,229.61   1,116,097.98

                       LiveSTRONG 2050 Portfolio  LiveSTRONG 2050 Portfolio
   Investor, A, C, R  Institutional
Affirmative  11,179,280.74   2,998,476.04
Against   55,504.49   683.35
Abstain   283,767.45   343,872.10
Broker non-votes 290,389.28   0

                       LiveSTRONG Income Portfolio  LiveSTRONG Income Portfolio
   Investor, A, C, R  Institutional
Affirmative  136,504,745.74   27,343,843.65
Against   553,939.52   79,636.75
Abstain   2,007,916.45   27.08
Broker non-votes 2,543,774.67   0

   One Choice Portfolio:   One Choice Portfolio:
   Very Aggressive Investor Aggressive Investor
Affirmative  117,779,321.11   308,890,583.96
Against   1,042,737.61   3,146,412.27
Abstain   2,442,693.69   4,918,326.01
Broker non-votes 9,286,651.69   13,187,972.38

   One Choice Portfolio:   One Choice Portfolio:
   Moderate Investor  Conservative Investor
Affirmative  490,592,263.45   246,722,261.06
Against   4,988,575.57   2,486,506.45
Abstain   9,776,867.13   5,382,471.87
Broker non-votes 17,901,805.86   9,352,867.19

   One Choice Portfolio:
   Very Conservative Investor
Affirmative  96,832,486.45
Against   514,444.60
Abstain   2,154,680.57
Broker non-votes 7,041,783.61